FILING FEE- 250.00
HAL NICHOLS
236 S. RAINBOW B;VD
LAS VEGAS, NV 89128

ARTICLES OF INCORPORATION

OF

COMSTOCK TAILINGS COMPANY

Article I

This corporation is incorporated pursuant to the laws of the State of Nevada.

Article II

The name of this corporation is Comstock Tailings Company, Incorporated.

Article III

The duration of this Corporation shall be perpetual.

Article IV

The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under Nevada corporation codes.

Article V

Stock of the Corporation

A. **Authorized Shares.** This corporation is authorized to issue one class of shares which shall be designated as "common" shares. The aggregate number of these shares which the Corporation shall have the authority to issue is 500,000,000 shares of $0.001 per common stock.

B. **No Preemptive Rights Allowed.** The holders of the shares of the common stock of the Corporation shall not be entitled as of right to purchase or subscribe for any unissued or treasury shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the Corporation of any class, or any bonds, certificates of Indebtedness, debentures, or other securities, rights, warrants, or options convertible into shares of the Corporation or carrying any right to purchase shares of any class in accordance with their proporationate equity in the Corporation.

C. **Sales to Officers and Employees.** The Corporation shall have no power to issue or sell its unissued or treasury shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of

the corporation of any class, or any bonds, certificates of indebtedness, debentures, or other securities, rights, warrants or options convertible into shares of the Corporation, or carrying any right to purchase shares of any class to any of the Corporation's officers or employees, or to the officers and employees of any subsidiary corporation, without first offering such shares to the holders of the common stock in accordance with their proportionate equity in the corporation.

D. The Board of Directors of the Corporation are hereby granted the right to determine the number of shares in which Corporate certificates shall be issued.

Article VI

The Corporation will not commence business until consideration of the value of at least five Hundred Dollars ($500.00) has been received for the issuance of shares.

Article VII

The address of the initial registered office of the Corporation is 330 South Decatur, Suite 224, Las Vegas, Nevada 89107. The name of the initial registered agent of the Corporation at the registered office is DUANE GUTHRIE

Article VIII

The stock of this Corporation shall not be subject to any assesment to pay the debts of the Corporation.

Article IX

Board of Directors

A. **Number of Directors.** The initial Board of Directors of the Corporation shall consist of two members who need not be shareholders of the Corporation, or residents of the State of Nevada.

B. **Names of Initial Board.** The names and addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of the shareholders, and until their successors shall be elected and shall qualify, are as follows:

- John Heiny, 5221 Vista Hermosa, Long Beach, CA 90815
- Donald E. Day, 25675 Morales, Mission Viejo, CA 92691

C. **Voting for Directors.** Directors shall be elected by a vote of such majority of a quarum of shareholders present at any meeting held for such purpose. Cumulative voting shall not be allowed.

Article X

No contract or transaction between the Corporation and one or more of its directors or officers or shareholders, or between the Corporation and any other entity in which one or more of its officers, directors or shareholders or officers, directors or shareholders, shall be void or voidable solely for this reason, or solely because the officers, directors or shareholders or present at, or participate in the meeting of the Board of Directors, committee thereof, or shareholders which authorized the transaction. Interested officers, directors or shareholders may be counted for purposes of a quorum, and interested shareholders may vote on the question of approval of such contract or transaction, provided, however, that full disclosure of their interest is made prior to such vote to the other shareholders present at such meeting, or if by proxy, in a statement in writing delivered to such other shareholders not later than the date on which their proxy is requested for such meeting.

Article XI

In addition to the other powers now or hereafter conferred upon the Board of Directors by the Articles of Incorporation, by the By-Laws of the Corporation, or the laws of the State of Nevada, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the capital surplus of the Corporation, a portion of the corporate assets, in cash or in kind, and the Board of Directors may cause the Corporation to purchase, take, receive, or otherwise acquire its own shares out of the capital surplus of the Corporation; subject, however, to the limitations contained in the Nevada corporate codes.

Article XII

The right to make distributions to stockholders of assets or cash beloning to the Corporation in partial liquidation of the assets of the Corporation is hereby granted to the Board of Directors of the Corporation.

Article XIII

The right to sell or acquire stock or assets of this Corporation without stockholders' approval is hereby granted to the Board of Directors of the Corporation.

Article XIV

In addition to, and in no way limiting the powers or authority now or hereafter conferred upon the Corporation by the Articles of Incorporation, the By-Laws of the Corporation, or by the laws of the State of Neveda, the Corporation shall possess, and may exercise all powers of indemnification of officers, directors, employees agents, and other persons and all powers and authority incidental thereto (including without limitation of power and authority to advance expenses, and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are specifically provided for by Nevada corporation codes. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the Corporation and without shareholder action, to exercise all of the Corporation's authority and powers of indemnification.

Article XV

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained herein, or to add any provision to, its Articles of Incorporation, from time to time, and in any manner now or hereafter prescribed or permitted by the Nevada corporation codes, and all rights and powers conferred upon directors and shareholders hereby are granted, subject to this reservation.

Article XVI

In Nevada, the principal office of the Corporation shall be 330 South Decatur, Suite 224, Las Vegas, Nevada 89107

Article XVII

The initial By-Laws of the Corporation shall be adopted by the Board of Directors. The power to amend, alter, change, or repeal the By-Laws or adopt new By-Laws shall be vested in the Board of Directors of the Corporation.

Article XVIII

The name, street, and zip code of the incorporator of the Corporation is as follows:

Donald E. Day
25675 Morales
Mission Viejo, Ca. 92691

IN WITNESS WHEREOF, the undersigned, being the incorporator designated in Article XIII of the annexed and foregoing Articles of Incorporation, has executed

said Articles of Incorporation as of the 1 day of April, 1988.

Donald E. Day, Incorporator

STATE OF CALIFORNIA
COUNTY OF Los Angeles } SS.

On 1st Day of April 1988 before me, the undersigned, a Notary Public in and for said County and State, personally appeared Donald E Day

known to me to be the person whose name is subscribed to the within instrument and acknowledged that He executed the same.

Paul J. Wright
Paul J. WRIGHT

EQUITY TITLE

FOR NOTARY SEAL OR STAMP

OFFICIAL SEAL
PAUL J WRIGHT
NOTARY PUBLIC-CALIFORNIA
LOS ANGELES COUNTY
MY COMM. EXP. FEB. 1, 1991

(SBA) Ack. Individual